Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 22, 2025, with respect to the consolidated financial statements included in the Annual Report of Agilysys, Inc. on Form 10-K for the year ended March 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Agilysys, Inc. on Form S-8 (File No. 333-282198).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

May 22, 2025